UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
December 6, 2011

WESTINGHOUSE SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101
Campbell, CA  95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:
 (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(d)      Appointment of Director

On December 6, 2011, the Board of Directors of Westinghouse Solar, Inc. (the “Company”), increased the size of the Board from 6 to 8 members and appointed Robert F. Kennedy, Jr. and Mark Kalow as directors of the Company. Mr. Kalow was also appointed to serve on the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees of the Board.

From 1984, Mr. Kennedy, one of the world’s leading environmental advocates and attorneys, has served as chief prosecuting attorney for the Hudson Riverkeeper and president of Waterkeeper Alliance. Since 1987, he has also been a clinical professor and the supervising attorney at Pace University School of Law’s Environmental Litigation Clinic, and a venture partner in and senior advisor to VantagePoint Capital Partners, the world’s premiere cleantech investment firm. In 2010, Mr. Kennedy was named one of Time magazine's “Heroes for the Planet,” and is a New York Times bestselling author. Mr. Kennedy graduated in 1976 from Harvard University and studied at the London School of Economics. He received his law degree from the University of Virginia Law School. He subsequently attended Pace University School of Law, where he was awarded a Masters Degree in Environmental Law.

From 2004, Mr. Kalow has been a Managing Director at Soquel Group, a consulting firm specializing in Intellectual Property and Business Development. He currently serves on the board of directors of Rope Partner (2010), a wind energy service company, LSF Network (2002), an e-marketing services company, Propell Corporation (PROP.OB) (2008), a supplier of e-commerce solutions, Dogfish Software (2008), a software services provider, and Pure Depth, Inc. (2006), a display technology licensing company.  From 2004 through 2008, Mr. Kalow served on the Board of Photoworks, Inc., and from 1998 through 1999, served as CEO of Live Picture, Inc.  Mr. Kalow graduated in 1975 with a Bachelor of Science degree in Management from the Massachusetts Institute of Technology and in 1977 received a Masters in Business Administration with a concentration in financial management from the University of Chicago.

Mr. Kennedy and Mr. Kalow will each serve an initial term through the 2012 annual meeting of stockholders, at which time they are expected to stand for election to a full term continuing until the annual meeting of stockholders in 2013. In connection with their appointment to the Company’s Board, Mr. Kennedy and Mr. Kalow were each granted an option to purchase 3,995 shares of the Company’s common stock and an amount of the Company’s restricted common stock equal in value to $9,590, as valued on the grant date. The stock options and restricted stock will vest entirely on March 31, 2012.  These stock options and restricted stock grants represent a pro rated portion of the Company’s standard annual compensation for non-employee directors.

In addition to joining the Board of Directors, it is expected that Mr. Kennedy will continue to provide services to the Company under the Advisory Services Agreement entered into on July 21, 2010, and to continue vesting under the related stock option, as previously disclosed in the Quarterly Report on Form 10-Q filed by the Company for the quarter ended June 30, 2010.

There was no arrangement or understanding between Mr. Kennedy and Mr. Kalow and any other person pursuant to which they were selected as directors. There are no family relationships between Mr. Kennedy and Mr. Kalow or any of the Company’s other directors or executive officers. Mr. Kennedy or Mr. Kalow do not have any direct or indirect material interest in any transaction which would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release, dated December 7, 2011, regarding appointment of Robert F. Kennedy Jr. and Mark Kalow to the Board of Directors (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 9, 2011

WESTINGHOUSE SOLAR, INC.

By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer

EXHIBIT INDEX

No.	Description

99.1	Press Release, dated December 7, 2011, regarding appointment of Robert F. Kennedy Jr. and Mark Kalow to the Board of Directors (furnished herewith).